Exhibit 5.1



                OPINION AND CONSENT OF JONATHAN D. LEINWAND, P.A.



                                      December 15, 2004



Timothy Huff
Globetel Communications Corp.
9050 Pines Blvd., Suite 110
Pembroke Pines, FL 33024

Gentlemen:

         You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Globetel Communications Corp., a Delaware corporation (the "Company"), relating to the registration of 2,000,000 shares (the "Shares") of common stock, par value $.00001 per share, of the Company, issued to an employee of your wholly-owned subsidiary, pursuant to his employment agreement and 696,500 shares issued to your Chief Financial Officer, holder of the shares since 2002.

         We have made such examination of the corporate records and proceedings of the Company and have taken such further action as we deemed necessary or appropriate to the rendering of our opinion herein.

         Based on the foregoing, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "Experts" therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                   Sincerely,


                                   /s/ Jonathan D. Leinwand
                                  ----------------------------------
                                  JONATHAN D. LEINWAND, P.A.